Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CULLINAN MANAGEMENT, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Cullinan Management, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.    The initial Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 15, 2016 (the “Certificate of Incorporation”).

2.    Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation.

3.    This Amendment has been approved and duly adopted by a unanimous written consent in lieu of a meeting of Board of Directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate of Incorporation.

4.    That the first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of stock which this corporation is authorized to issue is:

19,750,330 shares of Common Stock, par value $0.0001 per share.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this          day of January, 2021.

By:

Name: Owen Hughes
Title: President